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                                                                    EXHIBIT (11)


                                 IN HOME HEALTH, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995
                   (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                            1996          1995
                                                           ------        ------
PRIMARY:
Net Income                                               $    14       $    98

Preferred stock accretion                                    (74)          (48)
Dividends on preferred stock                                (600)         (454)
                                                          -------       -------
Loss applicable to common stock                          $  (660)      $  (404)
                                                          -------       -------
                                                          -------       -------

Shares:
  Weighted average number of shares outstanding
    during the period                                     16,379        16,286
  Shares issuable in connection with stock options
    and warrants less shares purchasable from proceeds        37           187
                                                          -------       -------

Total Shares                                              16,416        16,473
                                                          -------       -------
                                                          -------       -------

Loss per Common and Common
    Equivalent Share                                     $  (.04)      $  (.02)
                                                          -------       -------
                                                          -------       -------


ASSUMING FULL DILUTION:
Net Income                                               $    14       $    98

Preferred stock accretion                                    (74)          (48)
Dividends on preferred stock                                (600)         (454)
                                                          -------       -------
Loss applicable to common stock                          $  (660)      $  (404)
                                                          -------       -------
                                                          -------       -------

Shares:
  Weighted average number of shares outstanding
    during the period                                     16,379        16,286
  Shares issuable in connection with stock options
    and warrants less shares purchasable from proceeds        37           187
                                                          -------       -------

Total Shares                                              16,416        16,473
                                                          -------       -------
                                                          -------       -------

Loss per Common and Common
    Equivalent Share                                     $  (.04)      $  (.02)
                                                          -------       -------
                                                          -------       -------